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                                                                 EXHIBIT (a)(7)

  InfoSpace, Inc. ("InfoSpace" or the "Company") has distributed to employees eligible to participate in the exchange offer and has filed with the Securities and Exchange Commission (SEC) a Schedule TO (tender offer statement under the Securities Exchange Act of 1934, as amended) and related exhibits, including the Offer to Exchange, Election Form and other related documents (the Schedule TO and related exhibits will also be available without charge at the SEC website at www.sec.gov). Eligible Employees (as defined in FAQ No. 5 below) may obtain additional copies of these documents without charge by contacting the person specified in those documents. We strongly urge Eligible Employees to read all the materials carefully and understand the risks before making any decision about the program. We also strongly encourage Eligible Employees to consult their own tax and financial advisors before making any decision about the program.

                        Restricted Stock Exchange Offer
                          Frequently Asked Questions

EXCHANGE OFFER:

     1.What is the exchange offer?

RATIONALE:

     2.Why is InfoSpace making the exchange offer to employees?

     3.Why isn't InfoSpace simply issuing more new options instead of making the exchange offer to employees?

RESTRICTED STOCK:

     4.What is restricted stock?

ELIGIBILITY:

     5.Who is eligible to participate in the offer?

     6.Who is not eligible to participate?

     7.Why aren't I receiving restricted stock for my option grants issued prior to February 6, 2001?

     8.If I'm on an approved leave of absence during the election period can I still participate?

     9.What will be done for employees who are not eligible to participate?

    10.If I choose not to participate in the exchange offer, will the Company make another offering in the future?

    11.Will Eligible Employees still receive an annual option grant?

OFFER DETAILS:

    12.What are the important dates associated with this offer?

    13.What forms do I have to turn in and to whom do I give them?

    14.Will I receive a confirmation that the election form has been received in advance of the cutoff?

    15.How do I properly tender my Eligible options?

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    16.If I choose to surrender my options, and properly tender them, must the
       Company accept the offer?

    17.When will the Company announce the decision to accept or reject the exchange offers?

    18.Under what circumstances would the Company reject properly tendered options?

    19.What happens to the options I've agreed to exchange if the Company rejects the exchange offer?

    20.What happens to my options if I do not participate in the offer?

    21.Can I keep my vested options that are at or above $3.00 per share and just trade in my unvested options?

    22.If after the 4:1 exchange there is a fractional amount left over - how will this be treated?

    23.Do I have to return an election form if I do not want to participate in the exchange?

    24.Can I withdraw my previously tendered options?

SUPPLEMENTAL GRANT:

    25.What are supplemental grants?

    26.If I am eligible to participate in the exchange offer and don't, will I be eligible to receive a supplemental grant of the restricted stock?

GRANT:

    27.Am I responsible for any cost for the restricted stock on the exchange date?

    28.When will I receive my restricted stock agreement?

    29.Will I receive a stock certificate for the restricted stock?

    30.Do I become a stockholder in the Company when the restricted stock is granted?

VESTING:

    31.How does "vesting" work in the context of a restricted stock grant?

    32.What will be the vesting schedule for the restricted stock?

    33.What are the conditions of vesting?

    34.What happens if I choose to participate in the exchange offer, receive a grant of restricted stock, and then take an approved leave of absence?

    35.What happens if I choose to participate in the offer, receive a grant of restricted stock, and then change my employment status from full-time to part-time?

    36.What happens if I choose to participate in the offer, receive a grant of restricted stock, and then separate from employment with InfoSpace?

    37.When can I sell my restricted stock shares?

    38.May I transfer or gift my restricted stock to another brokerage account or individual before it has vested?

    39.May I transfer my restricted stock once it has vested?

    40.Do I have to use Paine Webber as a broker?

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TAXES:

    41.When will I be taxed on my restricted stock?

    42.How will the payment of withholding taxes be handled?

    43.Can I pay InfoSpace directly for all of the taxes to be withheld instead of having the stock sold to cover the expense?

    44.Does the irrevocable standing order apply just to the restricted stock?

    45.What happens if the shares withheld to cover my withholding tax obligations and the Paine Webber commission are insufficient to cover those obligations?

    46.Will I be subject to the Alternative Minimum Tax (AMT) on the restricted stock I receive?

    47.How will I be taxed when I sell the vested shares?

    48.What is a Section 83(b) under the Internal Revenue Code?

    49.How do I make a Section 83(b) election?

ADDITIONAL INFORMATION SOURCES:

    50.How do I decide if it makes sense for me to participate?

    51.If I have specific questions where should I direct them?

                        Restricted Stock Exchange Offer
                          Frequently Asked Questions

EXCHANGE OFFER:

1. What is the exchange offer?

The offer is for Eligible Employees to exchange the following InfoSpace stock options (the "Eligible Options") for "restricted stock" (see FAQ No. 4 below for the definition of "restricted stock"):

    (i)outstanding unexercised options (whether or not vested) in connection with the February 6, 2001 option grant program under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan and the InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan, and;

   (ii)option grants made to new employees hired after February 6, 2001 with a per share exercise price equal to or greater than $3.00.

The exchange allows participating Eligible Employees to receive one (1) share of restricted stock for every four (4) Eligible Option shares surrendered. In order to participate, an Eligible Employee must tender all Eligible Options held; partial tenders will not be accepted.

Participating Eligible Employees also will be required to surrender, in addition to the Eligible Options, all of their outstanding unexercised options with exercise prices equal to or greater than $3.00 per share regardless of when granted or whether vested or unvested (the "Special Options"). However, no restricted stock will be issued in exchange for the Special Options.

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RATIONALE:

2. Why is InfoSpace making the exchange offer to employees?

The Company's board of directors has authorized this exchange offer in order to provide our Eligible Employees an incentive for their continued efforts and dedication. As a Company, we are committed to employee ownership because it helps us attract and retain the best and brightest employees.

3. Why isn't InfoSpace simply issuing more new options instead of making the exchange offer to employees?

As of August 31, 2001, InfoSpace had approximately 69 million options outstanding and there currently are not enough options available under our plans to issue a meaningful number of additional grants. In addition, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. The exchange offer allows us to offer a more compelling incentive while decreasing the number of fully diluted shares outstanding.

RESTRICTED STOCK:

4. What is restricted stock?

When you receive "restricted stock" you become a holder of shares of InfoSpace common stock. These shares are "restricted" because they are subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions are set forth in a restricted stock agreement which will be issued to each participating Eligible Employee after the close of the offering period (subject to the Company's discretion to accept or reject all tendered options). In contrast, a stock option, when vested, gives the option holder a contractual right (subject to the terms and conditions in the option plan and agreement) to purchase shares of common stock at a certain price for a specified period.

ELIGIBILITY:

5. Who is eligible to participate in the offer?

To qualify as an "Eligible Employee" you must meet all of the following criteria:

  . Be a full-time (30 hours or more per week) U.S.-based employee of InfoSpace, Inc. or a U.S. subsidiary of InfoSpace working in the U.S and be paid through the U.S. payroll;

  .  Have been hired on or before October 26, 2001;

  . Be employed by InfoSpace on the date this offer is made and remain employed as of the date the tendered options are accepted for exchange by the Company and the date restricted stock is granted (expected to be November 28, 2001);

  . Hold one or more unexercised options to purchase InfoSpace common stock with exercise prices equal to or greater than $3.00 per share.

6. Who is not eligible to participate?

The following individuals are not eligible to participate:

  . Non U.S.-based InfoSpace employees and non-U.S. based employees of any InfoSpace subsidiary;

  .  Employees hired after October 26, 2001;

  . Employees employed by InfoSpace or a U.S. subsidiary of InfoSpace but paid though payroll outside of the U.S.;

  .  Members of the board of directors who are not employees;

  .  Consultants or contractors; or

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  .  Any other individual not described as an "Eligible Employee" above.

The February 2001 grants and new hire grants for employees hired after February 6, 2001, were intended to attract and retain talented and dedicated employees. We feel that the February 2001 and subsequent grants may not be serving these long-term compensatory goals. The February 2001 grants, in particular, were intended to effectively replace the prior "underwater" grants. We feel that new hire grants since February 6 should also be recalibrated in light of the current market. Therefore, we are only looking at the February 2001 and subsequent new hire grants as the basis for making the restricted stock exchange offer.

8. If I'm on an approved leave of absence during the election period can I still participate?

Yes. Forms will be sent to all Eligible Employees that are currently on an approved leave of absence. Vesting is subject to the terms and conditions outlined in the exchange offer (See FAQ 34).

9. What will be done for employees who are not eligible to participate?

These employees may be eligible to receive a different type of incentive.

10.If I choose not to participate in the exchange offer, will the Company make another offering in the future?

The Company has no present plans to make another restricted stock exchange program available in the future.

11.Will Eligible Employees still receive an annual option grant?

The Company cannot issue any new options to Eligible Employees for a period of six months from the date of the restricted stock grant, regardless of whether or not the employee participates in the exchange offer, without triggering adverse accounting consequences. Eligible Employees typically would not be eligible to receive any new option grants until the 2002 annual review currently scheduled for October 2002.

OFFER DETAILS:

12. Whatare the important dates associated with this offer?

1. Beginning of exchange offer:   October 29, 2001
2. Election period:               October 29, 2001--November 26, 2001
3. Expiration of exchange offer:  November 26, 2001 at 9:00 p.m. PST
4. Deadline for receipt of forms: November 26, 2001 at 9:00 p.m. PST
5. Expected exchange/grant date:  November 28, 2001

Please be aware that although we do not currently intend to do so, we may, in our discretion, extend the exchange offer period. If we extend the exchange offer period, the dates above are subject to change.

13.What forms do I have to turn in and to whom do I give them?

Your original Option Agreement for all Eligible and Special Options and your TO election forms must be received by Brent Satterlee in the Bellevue office no later than 9:00 p.m. PST on the date the offer expires. Election forms received after this deadline will not be processed and you will not be able to participate in the offer. You may fax your election forms to Brent at 425-201-6185 or mail them to his attention at: 601 108/th/ Ave., Suite 1200, Bellevue, WA 98004.

Paine Webber must receive your "irrevocable standing order" and your paperwork to set-up an account no later than February 15, 2002. This will ensure that your account is set-up prior to the first vesting date. If your account is not set-up your options will not vest.

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The delivery of all documents, including election forms, is at your own risk.
In all cases, you should allow sufficient time to ensure timely delivery.

14.Will I receive a confirmation that the election form has been received in advance of the cutoff?

Yes. We will send out an e-mail three business days prior to the expiration of the offer to your e-mail address of record to confirm whether your election form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer. However, these e-mails do not constitute an acceptance of the options for exchange.

15.How do I properly tender my Eligible options?

You must complete your Election Form and submit it to Brent Satterlee by 9:00 p.m., Pacific Standard Time, on November 26, 2001, whether or not you intend to participate in the offer. You may mail your Election Form to Brent's attention at: 601 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004. It also is acceptable to fax your signed Election Form to Brent at (425) 201-6185 on or before the above deadline and mail the original. If you do not hand it in, or it is not received by the deadline, you will not be able to participate.

16.If I choose to surrender my options, and properly tender them, must the Company accept the offer?

No. The Company will make its decision based on whether all of the conditions to the offer (all as described more fully in the Offer to Exchange) have been met.

17.When will the Company announce the decision to accept or reject the exchange offers?

Upon expiration of the offer (expected to be November 26, 2001, at 9:00 p.m.
PST), the Company will announce whether it intends to accept or reject all offers to exchange properly tendered Eligible Options and Special Options.

18.Under what circumstances would the Company reject properly tendered options?

The Company may reserve the right to reject the exchange offer unless at least 95% of the total number of Eligible and Special Options are tendered. We need this level of participation since untendered Eligible Options could result in a significant negative financial impact on the Company. If the exchange offer is rejected, there are not currently enough options available under our option plans to issue a meaningful number of additional grants. In addition, if the exchange offer is rejected no supplemental restricted stock grants will be made.

19.What happens to the options I've agreed to exchange if the Company rejects the exchange offer?

Nothing. If the Company rejects the options tendered for exchange you will retain all of your current options. The options will retain their current exercise prices and vesting schedule until you exercise them or they expire by their terms.

20.What happens to my options if I do not participate in the offer?

Nothing. If you do not participate in the offer you will keep all of your current options, and you will not receive any restricted stock. The options will retain their current exercise prices and vesting schedule until you exercise them or they expire by their terms. However, it is anticipated that you will not be eligible to receive any options until the 2002 annual review currently scheduled for October 2002 and also will not be eligible for any supplemental restricted stock (described below).

21.Can I keep my vested options that are at or above $3.00 per share and just trade in my unvested options?

No. While you may, of course, exercise any vested options that you hold prior to the time you tender your Eligible Options and Special Options during the offering period, all Eligible Options and Special Options,

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including any unexercised vested options and all unvested options, must be surrendered by an Eligible Employee in order to participate.

22.If after the 4:1 exchange there is a fractional amount left over - how will this be treated?

All fractional amounts will be rounded up. For example: assume that you tender Eligible Options covering 3,750 shares. 3,750 option shares divided by 4 equals
937.5. The restricted stock grant would be rounded up to 938.

23.Do I have to return an election form if I do not want to participate in the exchange?

Yes. All Eligible Employees must return an election form by the deadline whether they choose to participate in the offer or not.

24.Can I withdraw my previously tendered options?

Yes. You may withdraw your tendered options at any time before the expiration of the offer. Once you have withdrawn your options, you may re-tender them by completing and returning a new election form before the expiration of the offer. To withdraw your tendered options, you must deliver a Notice to Withdraw form to Brent Satterlee in the Bellevue office no later than 9:00 p.m. PST on the date the offer expires.

SUPPLEMENTAL GRANT:

25.What are supplemental grants?

Supplemental grants are discretionary restricted stock grants that the board of directors, in its sole discretion, may grant. The number of shares of restricted stock granted (if any) will vary among employees. The supplemental grant is contingent upon your acceptance and the Company's acceptance of the exchange offer.

26.If I am eligible to participate in the exchange offer and don't, will I be eligible to receive a supplemental grant of the restricted stock?

No. Eligible Employees must participate in the exchange offer in order to be eligible to receive a supplemental grant.

GRANT:

27.Am I responsible for any cost for the restricted stock on the exchange date?

No. InfoSpace is crediting the par value of the restricted stock received on the exchange date on behalf of each Eligible Employee that elects to participate in the exchange offer in consideration for your past services to the Company, or its subsidiaries, as applicable. The par value of the stock is $0.0001 per share. We believe the amount paid on your behalf is not considered taxable income.

28.When will I receive my restricted stock agreement?

You will receive your restricted stock agreement as soon as practicable after the expiration of the offer subject to the Company's decision to accept or reject all offers to exchange properly tendered Eligible Options and Special Options.

29.Will I receive a stock certificate for the restricted stock?

No. You will not receive a stock certificate for the restricted stock. Your evidence of having been issued the restricted stock will be through the restricted stock agreement that you will receive when you choose to participate in the offering. A sample agreement will be included with the information about the offer.

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30. Do I become a stockholder in the Company when the restricted stock is granted?

Yes. Once the restricted stock is granted, you will be treated as a stockholder. This will entitle you to voting, dividend, and other stockholder rights (subject to the transfer and forfeiture restrictions discussed below) with respect to all shares of restricted stock. The Company will deliver to you, by mail or otherwise, all notices of meetings, proxies and other materials distributed to all of our stockholders.

VESTING:

31. How does "vesting" work in the context of a restricted stock grant?

Restricted stock is subject to forfeiture and restrictions on transfer until vested. Once the restrictions lapse, the restricted stock has "vested".

32. What will be the vesting schedule for the restricted stock?

The shares will vest quarterly over a two year period. The first vesting date will be February 27, 2002, when 12.5% of the shares will vest. After that they will vest 12.5% on every three month anniversary so that on November 27, 2003, the shares will be fully vested subject to your continued active full-time employment through each such vesting date.

33. What are the conditions of vesting?

No shares will vest until you have signed the restricted stock agreement and related documents and have opened your account with Paine Webber. Prior to vesting, your unvested restricted stock will be forfeited completely if you leave InfoSpace for any or no reason, including voluntary resignation or termination of your employment by us with or without cause. In addition, vesting may be suspended if you take an approved leave of absence from your employment with InfoSpace or switch to part-time employment (See FAQs 34 and 35).

34. What happens if I choose to participate in the exchange offer, receive a grant of restricted stock, and then take an approved leave of absence?

If an employee is absent for more than 50% of any given quarterly vesting period due to being on an approved leave of absence, vesting of his/her restricted stock will be suspended for that period, i.e. you would not receive any vesting for that period. Vesting periods that you miss will be added on at the end of your vesting schedule. For example, assume an employee goes out on approved leave of absence on February 1, 2002 and returns on May 1, 2002. The employee would vest for the period ending on February 27, 2002 because s/he was worked for more than 50% of the vesting period. S/he would not vest for the period ending on May 27, 2002 because s/he would have been on leave for more than 50% of the vesting period. An additional vesting period would be added on at the end of the vesting schedule and the employee would be 100% vested on February 27, 2004 if all other vesting conditions are met.

35. What happens if I choose to participate in the offer, receive a grant of restricted stock, and then change my employment status from full-time to part-time?

If an employee changes their status from full-time to part-time and their status is part-time for more than 50% of any given vesting period, vesting of his/her restricted stock will be suspended until the next period in which he/she is full-time for more than 50% of the given vesting period. The vesting that you missed will be added on at the end of the vesting schedule, subject to your continued active full-time employment.

36. What happens if I choose to participate in the offer, receive a grant of restricted stock, and then separate from employment with InfoSpace?

If your employment terminates for any reason your unvested shares of restricted stock would be forfeited.


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37. When can I sell my restricted stock shares?

You may sell your shares once they have become vested pursuant to the terms of your restricted stock grant, the terms of the Plan, and our insider trading policy. This is provided that they are placed in your Paine Webber account, which you will need to establish before the vesting date. You will be provided with information and instructions regarding setting up your account with Paine Webber.

The scheduled vesting dates for the restricted stock grants are as follows:
February 27, 2002, May 27, 2002, August 27, 2002, November 27, 2002, February 27, 2003, May 27, 2003, August 27, 2003, and November 27, 2003. The shares vest at 9:00 P.M. PST on the vesting date.

The vested shares (less the shares held back for tax withholding) will be deposited to your Paine Webber account on the morning of the next trading day following each vesting date. Once sufficient shares have been sold to cover your tax withholding and Paine Webber's commission (currently a $15 charge per trade under this program), any remaining shares and/or cash will be deposited in your account approximately six business days after the vesting date. This delay is necessary to allow adequate time for Paine Webber to sell the shares set aside for taxes, settle the transaction, and to reconcile your account.

38. May I transfer or gift my restricted stock to another brokerage account or individual before it has vested?

No. Restricted stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until the stock vests, the restricted stock will be held in the custody of Paine Webber.

39. May I transfer my restricted stock once it has vested?

Yes. After the vested shares of restricted stock are deposited to your account with Paine Webber and the appropriate numbers of shares have been sold to cover the tax withholding and commission, the remaining shares may be transferred at your instruction. However, if you transfer all of your assets in your Paine Webber account, your Paine Webber account will automatically close. You will then have to open a new Paine Webber account in time to receive shares at the next scheduled quarterly vesting date.

40. Do I have to use Paine Webber as a broker?

Yes. Since there are a large number of employees that will be eligible to participate in the offer we must minimize the administrative burden of this program. We have selected one broker with whom the vested shares of restricted stock will be deposited and whom will sell the shares needed to cover the tax withholding obligations. You will be provided with forms by Paine Webber to set-up a brokerage account.

TAXES:

**Please note that the Company is not in the position to provide individual tax, tax planning, financial planning or legal advice. You are strongly advised to consult with a personal tax advisor, lawyer or financial planner, to determine the tax, financial and legal ramifications of this offer on your personal situation.

41. When will I be taxed on my restricted stock?

   There are no taxes due upon the grant of restricted stock but you will be taxed when the shares vest. The fair market value of your shares will be treated as compensation for services and included in your current pay as wages. The fair market value of each share will be determined using the closing stock price on the first trading day following your vesting date. The Company will withhold and report the appropriate federal, state, and payroll

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taxes as explained in FAQ 42 below. The wages and taxes withheld attributable to your vested shares will be reported on your annual IRS Form W-2 Wage and Tax Statement.

Note: You may make an election to be taxed on the Grant date pursuant to Internal Revenue Service Code Section 83(b). See FAQ 49 for a separate explanation of "Section 83(b) election" below.

42. How will the payment of withholding taxes be handled?

Each participating Eligible Employee must execute an "irrevocable standing order" which authorizes Paine Webber to sell that number of vested shares in the employee's account to meet the tax withholding obligations on each vesting date. On one of the three consecutive trading days immediately following each vesting date, Paine Webber will rely on your irrevocable standing order to sell the number of vested shares needed to satisfy the withholding tax obligation and Paine Webber's commission.

Note: If you are an executive officer of InfoSpace subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person" under the InfoSpace Company Policy Regarding Special Trading Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of executing an irrevocable standing order.

The number of shares needed to pay the withholding taxes and commission on each vesting date will be calculated as follows:

  . InfoSpace will estimate the amount of taxes to be withheld based on the closing stock price on the date of vesting. An estimate is needed because your actual taxable compensation is determined using the closing price on the trading day following your vesting date.

  . The withholding percentage for federal income tax will be a flat rate of 27.0% for years 2002 and 2003 (down from 28% pursuant to the 2001 Tax
     Act). Payroll taxes (FICA & Medicare) and applicable State taxes will be withheld similar to your regular earnings as appropriate.

     Note: The Federal Income Tax withheld may not be sufficient to satisfy your entire tax liability associated with the vesting of your restricted stock as you may be in an income tax bracket that is higher than 27%. You may be required to pay estimated tax payments as your restricted shares vest.

  . A schedule will be provided to Paine Webber on the vesting date showing the shares to be sold for each employee to satisfy the estimated withholding taxes.

  . The shares will be sold in three blocks on the three consecutive trading days following the vesting date. You will be randomly assigned by Paine Webber to one of three trading groups for each quarterly vesting date.

  . The selling price per share will be reported by Paine Webber as the average selling price of the block of shares for the trading group that you were assigned to. This means that each of the three blocks will have a different selling price associated with the shares traded to pay withholding taxes and commission.

     Note: However, if you are an executive officer of InfoSpace subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person" under the InfoSpace Company Policy Regarding Special Trading Procedures (Covered Persons will be notified by the Company), you shares will be sold in one-third increments over the three trading days following vesting and your selling price will be tracked separately and will be reported by Paine Webber as your actual sales price for your shares sold.

  . The gross proceeds (less commission) of your trades will be reported on IRS Form 1099B.

  . As stated in FAQ 37, once sufficient shares have been sold to cover your tax withholding and Paine Webber's commission (currently a $15 charge per trade under this program), any remaining shares and/or cash will be deposited in your account approximately six business days after the vesting date.


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  .  You will likely have a short-term capital gain or loss on the shares traded to pay your withholding taxes and commission. The reason for this is because your shares will be valued for purposes of taxable compensation on the trading day following your vesting date and the selling price of those shares generally will be the average block price on one of the three days following your vesting date.

43.Can I pay InfoSpace directly for all of the taxes to be withheld instead of having the stock sold to cover the expense?

No. Because of the large number of Eligible Employees, permitting direct payment of withholding taxes would present an enormous administrative burden on the program and to the Company.

44.Does the irrevocable standing order apply just to the restricted stock?

Yes. The irrevocable standing order that you will sign only applies to the restricted stock granted through the exchange offer (including any supplemental grants). The irrevocable standing order is put in place to cover the tax withholding obligations that are involved with the vesting of this restricted stock.

45.What happens if the shares withheld to cover my withholding tax obligations and the Paine Webber commission are insufficient to cover those obligations?

InfoSpace and Paine Webber will attempt to estimate the correct number of vested shares to be sold to cover the withholding taxes based on the price of the Company's stock. However, it is possible that the proceeds obtained from the sale will be too little to satisfy the withholding tax obligations and the Paine Webber commission. If the proceeds received are insufficient, then InfoSpace reserves the right to instruct Paine Webber to sell additional shares or to deduct the necessary amount from your wages.

46.Will I be subject to the Alternative Minimum Tax (AMT) on the restricted stock I receive?

No. There is no AMT preference adjustment relating to the taxation of restricted stock. You may however, be otherwise subject to AMT as a result of your personal tax situation.

47.How will I be taxed when I sell the vested shares?

Assuming that you do not file a Section 83(b) election (see FAQ 49below), you will recognize capital gain (or loss) on the disposition of those shares based on the difference between the sales price less your tax basis in the shares. Your basis in the shares will be equivalent to the amount you recognized as taxable wages when you vested. If you hold the shares for more than one year after the vesting date then you will be taxed at the long-term capital gain tax rates then in effect (currently a maximum federal rate of 20%). Short-term capital gains are taxed at the ordinary income tax rates.

48.What is a Section 83(b) election under the Internal Revenue Code?

A Section 83(b) election may be made to include the gain (fair market value of the stock on the date of grant) on the date of Exchange/Grant in your current gross income rather than waiting to be taxed on the vesting dates. The theory behind making this election is that any future appreciation in the stock will not be taxed to you until you sell the stock and then it will be taxed at capital gain rates. There is significant market risk and risk of forfeiture associated with making a Section 83(b) election.

*It is highly recommended that you consult a professional tax advisor before making this election.

Market Risk--If you make the election you pay the tax upfront and if the stock value later declines and you sell it for a loss, that loss is a capital loss that is only deductible to the extent of your capital gains (if any) plus $3,000.

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Risk of Forfeiture--If you forfeit your shares for any reason (termination of employment for example) then you may NOT take a deduction for the amount of compensation you previously included in income and paid tax on as a result of making the (S)83(b) election.

49.How do I make a Section 83(b) election?

The election must be made within 30 days of the grant of your restricted stock by sending a Section 83(b) election to the Internal Revenue Service. You must also supply a copy of the Section 83(b) election to the Company (Attention:
Payroll Department) along with a check to cover the withholding taxes. Once you make the election you generally may not revoke it.

ADDITIONAL INFORMATION SOURCES:

50.How do I decide if it makes sense for me to participate?

Each Eligible Employee needs to evaluate his/her situation and consult his/her personal tax advisor, lawyer, or financial planner, to determine the tax, financial, and legal implications of this offer on his/her personal situation.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to participate in the exchange offer.

51.If I have specific questions where should I direct them?

All questions should be directed to eo@infospace.com or 425.201.8008. The Company will attempt to respond to all inquiries. If necessary, an additional FAQ may be issued during the offering period.

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